SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G/A
                                  (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                 (AMENDMENT NO. 1)

                               HEALTHGATE DATA CORP.
                            ---------------------------
                                 (Name of Issuer)

                                   COMMON STOCK
                                 ----------------
                          (Title of Class of Securities)

                                   42222h 10 6
                                 ----------------
                                  (CUSIP Number)

                                   MAY 20, 2003
                                 ----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [_]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [_]      Rule 13d-1(d)


---------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 42222h 10 6                13G/A                     PAGE 2 OF 5
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   1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

                   COMPUTER SCIENCES CORPORATION  (95-2043126)
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [_]  (b) [_]
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                         NEVADA
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                    5      SOLE VOTING POWER
      NUMBER                      0
        OF          ---------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                    0
    OWNED BY        ---------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON         ---------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                  0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0
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  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                               [_]
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  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0%
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  12      TYPE OF REPORTING PERSON

                    CO
-----------------------------------------------------------------------------

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CUSIP NO. 42222h 10 6                13G/A                     PAGE 3 OF 5
---------------------                                   ---------------------

ITEM 1(a).  NAME OF ISSUER:

            HealthGate Data Corp.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            25 Corporate Drive, Suite 310
            Burlington, Massachusetts  01803

ITEM 2(a).  NAME OF PERSON FILING:

            Computer Sciences Corporation

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            2100 East Grand Avenue
            El Segundo, CA  90245

ITEM 2(c).  CITIZENSHIP:

            Nevada corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock.

ITEM 2(e).  CUSIP NUMBER:

            42222h 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

      Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.     OWNERSHIP:

            The information in items 1 and 5 through 11 on the cover page
            (p. 2) on this Schedule 13G/A is hereby incorporated by reference.

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CUSIP NO. 42222h 10 6                13G/A                     PAGE 4 OF 5
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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: /X/

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:

            Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

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CUSIP NO. 42222h 10 6                13G/A                     PAGE 5 OF 5
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ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   May 20, 2003

COMPUTER SCIENCES CORPORATION


By:   /s/ Hayward D. Fisk
     -----------------------------
Name:   Hayward D. Fisk
Title:  Vice President